Exhibit 99.1

MEDIA CONTACT:

John Reseburg

EA Corporate Communications

650-628-3601

jreseburg@ea.com

EA APPOINTS BLAKE JORGENSEN AS CHIEF FINANCIAL OFFICER

REDWOOD CITY, Calif. – July 31, 2012 – Electronic Arts Inc. (NASDAQ: EA) today announced Blake Jorgensen has been appointed as the company’s Executive Vice President and Chief Financial Officer. Mr. Jorgensen will report directly to Chief Executive Officer John Riccitiello and will have responsibility for the company’s global financial operations. He will start at EA in early September 2012.

Mr. Jorgensen joins EA after serving as Executive Vice President and Chief Financial Officer for Levi Strauss & Co. since July 2009. Prior to this, he served as Chief Financial Officer of Yahoo! Inc., and as the Chief Operating Officer and Co-Director of Investment Banking at Thomas Weisel Partners, which he co-founded in 1998.

“We are very pleased to have an executive with Blake’s experience joining our senior team at EA,” said EA CEO John Riccitiello. “His deep understanding of finance and experience in online commerce and entertainment will be instrumental to EA’s transformation into digital distribution of game content and services. Beyond his experience and leadership profile, we think Blake is a great cultural fit for EA and the game industry.”

“New devices, digital distribution and a rapidly expanding audience make this an incredibly exciting time to join the game industry,” said Blake Jorgensen. “EA is a leader on every major game format from packaged goods to mobile, social and free-to-play. I look forward to joining this team and helping them expand their global leadership.”

Prior to Thomas Weisel Partners, Mr. Jorgensen held roles at Montgomery Securities, MAC Group/Gemini Consulting and Marakon Associates. He graduated from Stanford University with a degree in Economics in 1982 and earned his MBA at Harvard Business School in 1988. Mr. Jorgensen and his wife Debbie live in the San Francisco Bay Area.

About Electronic Arts

Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company delivers games, content and online services for Internet-connected consoles, personal computers, mobile phones, tablets and social networks. EA has more than 220 million registered players and operates in 75 countries.

In fiscal 2012, EA posted GAAP net revenue of $4.1 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality blockbuster brands such as The Sims™, Madden NFL, FIFA Soccer, Need for Speed™, Battlefield™ and Mass Effect™. More information about EA is available at http://info.ea.com.

The Sims and Need for Speed are trademarks of Electronic Arts Inc. Mass Effect is a trademark of EA International (Studio and Publishing) Ltd. Battlefield is a trademark of EA Digital Illusions CE AB. John Madden, NFL and FIFA are the property of their respective owners and used with permission.